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News Release-- September 5, 2001
Email: info@smartire.com
Contact: Charlene Krepiakevich
Tel. 1-800-982-2001/1-604-276-9884

             SMARTIRE ANNOUNCES RESTRUCTURING OF STRATEGIC ALLIANCE

RICHMOND, BRITISH COLUMBIA, CANADA -- SEPTEMBER 5, 2001 -- TRW and SmarTire Systems Inc. (Nasdaq: SMTR), announced today the restructuring of their strategic alliance. This step dramatically broadens SmarTire's market scope to include all levels of the automotive industry including original equipment manufacturers.

Under the terms of the restructuring, SmarTire and TRW agree to cancel certain agreements that were entered into in 1998. SmarTire is paying TRW $3.3 million
(US) in cash and debt as consideration for this transaction. TRW is retaining its significant equity position in SmarTire, however, its Director, Dana Stonerook, has resigned his position from SmarTire's Board of Directors.

The restructuring is a key strategic step for the Company and will leverage recent groundbreaking United States legislation. The Transportation Recall Enhancement Accountability and Documentation (TREAD) Act will require tire pressure monitoring systems be installed on all new vehicles after November 2003. It is estimated that over 15 million vehicles are produced annually in the U.S. or imported from Asia and Europe. This government mandate has created an unprecedented market opportunity for the few suppliers of tire monitoring systems and the restructuring with TRW provides SmarTire with complete global market access.

Robert Rudman, President and CEO of SmarTire said, "This transaction with TRW represents a significant strategic step for our Company. The TREAD Act has dramatically changed the landscape of our industry and has created an immediate demand for tire monitoring. As such, SmarTire and TRW felt the timing was right to restructure our alliance in an effort to better meet this demand while maximizing the market opportunity for both companies. We have enjoyed a very positive relationship with TRW, working closely with them to develop new tire monitoring systems and benefiting from their expertise in automotive electronics."

Mr. Rudman, concluded, "We have invested over a decade of research in the development of our universal wireless solutions to ensure that SmarTire is the best choice in tire monitoring technology. Over the past several months, we have rolled out new technology and products, enhanced our marketing and manufacturing operations and are ready to maximize this opportunity to ultimately increase shareholder value."

SmarTire develops and markets the world's most technically advanced tire monitoring systems for all sectors of the automotive and transportation industries. Additional information can be found at www.smartire.com.

"KEVIN CARLSON"

Kevin A. Carlson, C.A.
Chief Financial Officer and Managing Director

This news release may include statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, those statements regarding the anticipated demand for tire monitoring technology, sales of SmarTire's products and technology to original equipment manufacturers, the size of the market, and, the impact and scope of the new United States legislation. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include general factors such as the impact of competitive products and pricing and general economic conditions as they affect the Company's customers, and specific risks such as the uncertainty of the requirements demanded and timing specified by U.S. government, reliance on third party manufacturers to product SmarTire products and technology, and, the Company's ability to source product components in timely manner. Readers should also refer to the risk disclosures outlined in the Company's annual report of Form 10-KSB for the last completed fiscal year filed with the SEC.